Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Grow Solutions Holdings, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated April 27, 2015, with respect to the financial statements of Grow Solutions, Inc. in its Form S-1/A.

/s/ KLJ & Associates, LLP

Edina, Minnesota

February 2, 2016

5201 Eden Ave

Suite 300

Edina, MN 55436

630.277.2330